                                                                     EXHIBIT 12


                 JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)


                                             YEAR ENDED 31 OCTOBER
                          -----------------------------------------------------
                            1993       1992       1991       1990       1989
                          --------  ---------   --------    -------   ---------
EARNINGS:
 INCOME BEFORE INCOME
  TAXES AND CHANGES
  IN ACCOUNTING           $ 169,339  $ 142,920  $ 110,820   $ 99,366   $ 99,971

 FIXED CHARGES              170,226    191,930    230,901    216,985    214,038
                          ---------  ---------  ---------   --------   --------

  TOTAL EARNINGS          $ 339,565  $ 334,850  $ 341,721  $ 316,351  $ 314,009
                          ---------  ---------  ---------  ---------  ---------
                          ---------  ---------  ---------  ---------  ---------

FIXED CHARGES:

 INTEREST EXPENSE         $ 167,787  $ 189,288  $ 228,308  $ 214,707  $ 212,144

 RENT EXPENSE                 2,439      2,642      2,593      2,278      1,894
                          ---------  ---------   --------  ---------  ---------

  TOTAL FIXED CHARGES     $ 170,226  $ 191,930  $ 230,901  $ 216,985  $ 214,038
                          ---------  ---------   --------  ---------  ---------
                          ---------  ---------   --------  ---------  ---------


RATIO OF EARNINGS TO
 FIXED CHARGES *               1.99       1.74       1.48       1.46       1.47
                           --------  ---------   --------    -------   --------
                           --------  ---------   --------    -------   --------

- ----------
"Earnings" consist of income before income taxes, changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, and estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock, therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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